UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2004

WENDY’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8116 (Commission File Number)	31-0785108 (IRS Employer Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio (Address of principal executive offices)	43017-0256 (Zip Code)

(614) 764-3100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In January, 2004, the Company’s Board of Directors authorized the repurchase of common shares up to an aggregate purchase price of $366 million. On December 13, 2004, the Company entered into a master confirmation with Goldman, Sachs & Co. under which the Company could repurchase shares in an accelerated share repurchase transaction.

The Company effected the repurchase of 1.4 million common shares under the master confirmation on December 16, 2004. The initial price paid per share was $37.50. The repurchased shares are subject to a future contingent-purchase price adjustment expected to be settled during the first quarter of 2005. The purchase price adjustment will be based upon the volume weighted average price during the actual repurchase period and is subject to certain provisions that establish a floor and a cap. The Company does not expect that the purchase price adjustment will be material. The common shares repurchased were placed into treasury to be used for general corporate purposes. The purchase price adjustment will be reflected in the treasury stock line on the Company’s balance sheet.

Item 7.01	Regulation FD Disclosure.

On December 17, 2004, the Company issued a press release reporting the accelerated share repurchase transaction described in Item 1.01 above. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99 — Press release issued by the Company dated December 17, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.

	/s/	Kerrii B. Anderson

Kerrii B. Anderson
Executive Vice President &
Date December 17, 2004		Chief Financial Officer